CONFIDENTIAL TREATMENT REQUESTED

        CONFIDENTIAL PORTIONS OF THIS AGREEMENT WHICH HAVE BEEN REDACTED
             ARE MARKED WITH BRACKETS "[***]." THE OMITTED MATERIAL
      HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                                                    EXHIBIT 10.1

                           EXCLUSIVE LICENSE AGREEMENT

     THIS AGREEMENT, entered into this 27th day of June, 2002 by and between Jame Fine Chemicals Inc. (d/b/a JFC Technologies), a corporation of the State of New Jersey having its principal address at 100 West Main Street, P.O. Box 669, Bound Brook, New Jersey 08805 (hereinafter referred to as "JFC") and First Horizon Pharmaceutical Corporation, a corporation of the State of Delaware, having its principal address at 6195 Shiloh Road, Alpharetta, Georgia 30005 (hereinafter referred to as "FHRX");

     WITNESSETH THAT:

     WHEREAS, JFC is a manufacturer of bulk active ingredients useful in the preparation of pharmaceutical formulations;

     WHEREAS, JFC is a manufacturer of dextromethorphan tannate ("DMT") and dexchlorpheniramine tannate ("DCT") (hereinafter collectively referred to as "Licensed Products");

     WHEREAS, JFC has developed, over a considerable period of time and at considerable monetary expense, a body of technical information (hereinafter being defined and referred to as "JFC's Technical Information") listed on Schedule A hereto relating to the manufacture and use of Licensed Products;

     WHEREAS, JFC has developed, over a considerable period of time and at considerable monetary expense, United States patent applications listed on Schedule B hereto covering the manufacture of Licensed Products, and anticipates filing further United States patent applications covering the manufacture of Licensed Products (hereinafter collectively being defined and referred to as "JFC's Patent Rights");

     WHEREAS,  FHRX  is  a  specialty   pharmaceutical  company  which  markets,
distributes and sells pharmaceutical formulations;

     WHEREAS, Unisource Corporation, a corporation of the State of Colorado having a principal address at 4300 Sunshine Avenue, Boulder, Colorado 80302 (hereinafter referred to as "UNISOURCE") manufactures, markets, sells and distributes pharmaceutical formulations;

     WHEREAS, FHRX wishes to obtain from JFC an exclusive license and right under JFC's Technical Information and JFC's Patent Rights to make, have made, use, distribute, market, promote, advertise and sell Licensed Products and to make, have made, use, distribute, market, promote, advertise and sell pharmaceutical formulations containing Licensed Products (such pharmaceutical formulations hereinafter being defined and referred to as "Finished Dosage Products");

     WHEREAS, JFC has entered into certain prior supply agreements with UNISOURCE (hereinafter referred to as "Existing JFC-UNISOURCE Agreements") whereby UNISOURCE purchases bulk active ingredients useful in the preparation of pharmaceutical formulations from JFC;

     WHEREAS, JFC has entered into a new supply agreement with UNISOURCE (hereinafter referred to as the "New JFC-UNISOURCE Agreement") whereby UNISOURCE purchases bulk Licensed Products useful in the preparation of pharmaceutical formulations from JFC;

     WHEREAS, FHRX has entered into certain prior supply agreements with UNISOURCE (hereinafter referred to as "Existing FHRX-UNISOURCE Agreements") whereby FHRX purchases pharmaceutical formulations from UNISOURCE;

     WHEREAS, FHRX and UNISOURCE have entered into, or will concurrently enter into, a new supply agreement (hereinafter referred to as "New FHRX-UNISOURCE Agreement") whereby UNISOURCE will supply FHRX with Finished Dosage Products;

     NOW, THEREFORE,  in consideration of the foregoing  premises,  promises and
the  mutual   covenants   hereinafter   recited  and  other  good  and  valuable
consideration, the parties hereto agree as follows:

                             ARTICLE I - DEFINITIONS

     The above recitals are hereby incorporated into this Agreement. For the purposes of this Agreement, the following terms shall have the indicated meanings:

     1.01 "Effective Date" shall mean the date recited in the opening paragraph of this Agreement.

     1.02 "JFC's Patent Rights" shall mean United States patent applications and patents (including, but not limited to, those patents and applications listed on Schedule B hereto, copies of which are also attached to Schedule B, and including any reissues, examinations, continuations, continuations-in-part, and divisionals) to the extent, and only to the extent that they, or the claims thereof, cover the manufacture, use and/or sale of Licensed Products, compositions containing Licensed Products, intermediates used in the manufacture of Licensed Products, or formulations containing Licensed Products which are based on inventions conceived prior to the tenth (10th) anniversary of the Effective Date of this Agreement by JFC's employees or by others as to whose inventions JFC shall have the right prior to the tenth (10th) anniversary of the Effective Date of this Agreement to make the agreements, promises and covenants hereinafter recited without accounting to others, subject, however, to the conditions under which JFC now or hereafter acquires the right from said others to make the aforesaid agreements, promises and covenants.

     1.03 "JFC's Technical Information" shall mean all technical information and know-how relating to the manufacture and use of Licensed Products, including improvements and developments relating thereto and operating techniques useful therein, acquired by JFC prior to the tenth (10th) anniversary of the Effective Date of this Agreement.

     1.04 "Finished Dosage Products" shall mean pharmaceutical formulations that contain Licensed Products and are in a form for sale to a final consumer by prescription, including, without limitation, liquid suspensions, liquid solutions, syrups, granules, powder, tablets, capsules, caplets, softgels and the like.

     1.05 "Generic Product" shall mean any product containing identical active pharmaceutical ingredients to a Finished Dosage Product, regardless of dosage form, that does not infringe any of the JFC Patent Rights and is sold or produced by a company that is unrelated to FHRX.

     1.06 "Territory" shall mean the United States of America, including its territories and possessions, Puerto Rico, and Canada.

     1.07 "Introductory Period" shall mean the period of time commencing with January 1, 2002 and ending on December 31, 2004.

     1.08 "Initial License Fee" shall mean the aggregate amount due and payable by FHRX to JFC on January 1, 2005 as set forth in Paragraph 3.02 hereof.

     1.09 "Post-Introductory Period" shall mean the period of time commencing with January 1, 2005 and ending with the termination date of this Agreement as set forth in Paragraph 8.01 hereof.

     1.10 "Net Sales" shall mean the gross invoice prices charged by FHRX or any party affiliated with or under the control of FHRX in respect to the sales of Finished Dosage Products in the Territory to any third party purchaser not affiliated with or under the control of FHRX, without deduction except for: (i) any quantity, trade or cash discount actually allowed the purchaser; (ii) amounts repaid or credited by reason of rejection or returns of goods including chargebacks, rebates and administration fees arising directly in connection with such sales; (iii) freight, postage, sales taxes and duties paid for and separately identified on invoices in respect to such sales.

     1.11 "Sales Benchmark" shall mean, in respect to any year during the life of this Agreement, eighty percent (80%) of the previous highest Net Sales for any prior calendar year.

     1.12 "Reduced Payment Year" is defined in Section 3.03(B).

     1.13 "Regulatory Requirements" shall mean the requirements, rules and regulations imposed by any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in respect to the manufacture, use, distribution, marketing, advertising, promotion or sale of Finished Dosage Product in the Territory.

     1.14 "Regulatory Approval" shall mean any approvals (including supplements, amendments, pre- and post-approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity necessary for the manufacture, use, distribution, marketing, advertising, promotion or sale of Finished Dosage Product in the Territory.

     1.15 "Confidential Information" shall mean any and all information of the designated party identified as confidential, including the terms of this Agreement, when made available and disclosed by it directly or indirectly to the other party, except:

          (a) information which at the time of its disclosure is in the public domain; or

          (b) information which after disclosure hereunder become part of the public domain by publication or otherwise through no fault of the recipient (but only after it is published or otherwise becomes part of the public domain); or

          (c) information which prior to the time of disclosure hereunder was either (i) developed by the recipient or (ii) received by the recipient from a party who had a lawful right to disclose it and who did not require the recipient to hold it in confidence; or

          (d) information which after the time of disclosure hereunder was received by the recipient from a party who had a lawful right to disclose it and who did not require the recipient to hold it in confidence.

         ARTICLE II - GRANT RE: PATENT RIGHTS AND TECHNICAL INFORMATION

     2.01 JFC agrees to grant and hereby grants to FHRX an exclusive, royalty-bearing right and license (the "License") under JFC's Technical Information and JFC's Patent Rights to use such Technical Information and Patent Rights to make, have made, use, distribute, market, promote, advertise and sell Licensed Products and to make, have made, use, distribute, market, promote, advertise and sell Finished Dosage Products.

     2.02 FHRX shall have the right to grant a sublicense to JFC under JFC's Technical Information and JFC's Patent Rights to manufacture Licensed Products and supply such Licensed Products to FHRX, UNISOURCE, and to FHRX's designated supplier of Finished Dosage Products.

     2.03 FHRX shall exclusively purchase for sale in the Territory Finished Dosage Products containing Products from Unisource on terms and conditions commensurate with the Existing FHRX-Unisource Agreements. If the New FHRX-Unisource Agreement is terminated because either (i) Unisource breaches its contractual obligations to supply Finished Dosage Products to FHRX, and such breach has not been caused by wrongful conduct of JFC induced by First Horizon, or (ii) Unisource and FHRX mutually terminate their supply agreements, then FHRX shall exclusively purchase Products from JFC upon the same price and terms as would be effective under the New JFC-Unisource Agreement.

                             ARTICLE III - PAYMENTS

     3.01 FHRX shall not be required to make any payments to JFC under this Agreement unless and until a Finished Dosage Product containing DCT has been sold. The parties hereto agree to exercise their best efforts to promote the commercialization of Finished Dosage Products such that the first sale of Finished Dosage Product by FHRX will occur by the end of August 2002.

     3.02 In return for granting the License, FHRX shall pay JFC an Initial License Fee in an amount not to exceed $3,008,500 as described below and Continuing License Fee as described in Section 3.04.

          A. During the Introductory Period, FHRX shall pay the Initial License Fee to JFC in accordance with the schedule set forth below; each payment shall be made by FHRX to JFC via wire transfer on or before the date indicated below:

               >> Upon commercialization of a Finished Dosage Product containing DCT: $508,500. The following fees are not payable until a Finished Dosage Product containing DCT is commercialized:

               >>   Effective Date + 6 Months: $500,000

               >>   Effective Date + 12 Months: $500,000

               >>   Effective Date + 18 Months: $500,000

               >>   Effective Date + 24 Months: $500,000

               >>   Effective Date + 30 Months: $500,000

                                        [***] CONFIDENTIAL  TREATMENT  REQUESTED


          B. No later than 30 days after JFC has been provided with the Net Sales figures for the Introductory Period by FHRX, JFC will repay FHRX any amounts (provided that such amounts are due) to FHRX based on the following calculation:

               $[***] - the aggregate Adjusting Value (as defined below)

          C. The Adjusting Value for each year shall be calculated based on the Net Sales for any such year through December 31, 2004 as follows.

               i. If in a given year, no Generic exists OR a Generic exists while Net Sales are above the Sales Benchmark, the Adjusting Value shall be [***]% of all Net Sales.

               ii. If in a given year, a Generic exists AND Net Sales have eroded to less than the Sales Benchmark, the Adjusting Value shall be [***]% of all Net Sales. For example:

                    1. If for 2002, FHRX's Net Sales hit a new high of $[***] million, the new Sales Benchmark would be $[***] million (80% of $[***] million) and the Adjusting Value for that year would be $[***] million.

                    2. If in 2003, FHRX's Net Sales eroded to $[***] million AND a Generic existed on the market during that calendar year, then the Adjusting Value would be $[***] ([***]% of $[***] million).

                    3. If in 2004, FHRX's Net Sales increased to $[***] million AND a Generic existed on the market during that calendar year, then the Adjusting Value would be $[***] ([***]% of $[***] million - due to the fact that the sales reached the Sales Benchmark established in 2002).

                    4. At the end of 2004, the aggregate Adjusting Value would be ($[***] million + $[***] + $[***]) = $[***] million.
                         Therefore, JFC would be obligated to pay FHRX $[***] ($[***] million - $[***] million).

     3.03 During the Post-Introductory Period, FHRX shall pay JFC a Continuing License Fee of [***] percent ([***]%) of Net Sales for each calendar year, unless one or more of each such calendar year is a Reduced Payment Year, in which case

                                        [***] CONFIDENTIAL  TREATMENT  REQUESTED


the fee for such calendar year shall be [***] percent ([***]%) of Net Sales, as follows:

          A. In a given calendar year, if no Generic exists OR a Generic exists while Net Sales are above the Sales Benchmark, the Continued Payment shall be [***]% of all Net Sales.

          B. In a given calendar year, if a Generic exists AND Net Sales have eroded to less than the Sales Benchmark (a "Reduced Payment Year"), the Continued Payment shall be [***]% of all Net Sales. For example:

               i. If for 2005, FHRX's Net Sales of finished dosage products hit a new high of $[***] million, the new Sales Benchmark would be $[***] million ([***] of $[***] million).

               ii. If in 2006, FHRX's Net Sales eroded to $[***] million AND a Generic existed on the market during that calendar year, then the Continued Payment would be $[***] ([***]% of $[***] million).

               iii. If in 2007, FHRX's Net Sales increased to $[***] million AND a Generic existed on the market during that calendar year, then the Continued Payment would be $[***] million ([***]% of $[***] million - due to the fact that the sales cleared the Sales Benchmark established in 2006).

          C. FHRX will promptly provide JFC with quarterly royalty statements, and starting in calendar year 2005, will make payments to JFC by wire transfer within 60 days of the end of each quarter beginning with the quarter ending March 31, 2005.

          D. At the start of each calendar year, the royalty rate shall be determined by the previous year's royalty rate. If there is a change in the royalty rate as contemplated in paragraph B(ii) or paragraph B(iii), then the difference shall be returned to the other Party at the end of the calendar year.

     If FHRX achieves aggregate Net Sales of more than [***] before December 31, 2004, any royalty payable will not be due until February 28, 2005.

     3.04 Any payments not paid by FHRX to JFC in accordance with any date set forth in this Article III shall be subject to the payment of interest by FHRX from and including the date at which a payment is due up to and including the date that JFC has actually received any such late payment at an interest rate of two percent (2%) plus the prime rate of interest quoted in the Money Rates Section of the Wall Street Journal, calculated daily on the basis of a three hundred sixty (360) day year.

                       ARTICLE IV - ACCOUNTING PROVISIONS

     4.01 FHRX will keep or cause to be kept, in accordance with GAAP, books, records and accounts covering its operations hereunder and containing all information necessary for the accurate determination of amounts payable by FHRX to JFC pursuant to the provisions of Article III hereinabove. FHRX also agrees to permit representatives of JFC to inspect, at reasonable intervals and during regular business hours, such books, records and accounts and all or any part of FHRX's operations and activities hereunder as may be reasonably necessary to determine the completeness and accuracy of accounting reports to be made hereunder. Any information obtained by JFC's representatives as the result of such inspection shall be deemed to be Confidential Information.

     4.02 The cost of inspections made by JFC's representatives pursuant to the provisions of Paragraph 4.01 hereof shall be borne by JFC. It is provided, however, that if any such inspection indicates that the payments made by FHRX to JFC under this Agreement are less by more than ten percent (10%) than that revealed by such inspection to be actually owed to JFC, the cost of such inspection shall be borne by FHRX.

     4.03 FHRX agrees to deliver to JFC within sixty (60) days after the termination of each calendar quarter within the Post-Introductory Period, a report in writing setting forth the total amount of Finished Dosage Products sold by FHRX during each such calendar quarter and the total Net Sales of such Finished Dosage Products sold during each such calendar quarter. Such report shall be made by FHRX to JFC whether or not FHRX has engaged in any sales of Finished Dosage Products during such calendar quarter.

                   ARTICLE V - REPRESENTATIONS AND WARRANTIES

     5.01 JFC  represents  and warrants  that, as of the Effective  Date of this
Agreement:

          (a) it has the necessary corporate authority to enter into this Agreement;

          (b) it has not supplied Licensed Products to any person or entity other than UNISOURCE in the Territory;

          (c) to the best of its information and belief, UNISOURCE has not supplied Licensed Products or Finished Dosage Products to any person or entity other than FHRX in the Territory;

          (d) it has not, and will not, grant any licenses or rights to any third party under its Technical Information or its Patent Rights which are inconsistent with the exclusive license and right granted to FHRX pursuant to the provisions of Article II hereof;

          (e) to the best of its information and belief after due inquiry, no party has filed any civil action against JFC in respect to Licensed Products;

          (f) to the best of this information and belief after due inquiry, the manufacture, use, distribution, marketing, promotion, advertising and sale of Licensed Products and the manufacture, use, distribution, marketing, promotion, advertising and sale of Finished Dosage Products would not violate the patent, trademark, copyright or trade secret rights of any third party;

          (g) it has filed the patent applications listed on Schedule B, it will file within 30 days of the execution of this Agreement additional patent application(s) or amendment(s) to application(s) listed on Schedule B to cover composition of matter and the process pertaining to DCT, any such applications and amendments have been made and will be made in good faith, in each case with a reasonable expectation that a patent will issue pursuant thereto;

          (h) The selling price per Kg of DCT and DMT that is set forth in the Agreement on even date between JFC and Unisource is listed on Schedule C; JFC will promptly notify FHRX of all changes in such prices throughout the term of the License Agreement.

          (i) Concurrent with or prior to entering into this Agreement, JFC has entered into the New JFC-Unisource Agreement, which provides, among other things, that:

               a. JFC will sell Licensed Products exclusively to Unisource for use in the Territory on terms and conditions similar to those in the Existing JFC-Unisource Agreements. Specifically, the gross profit margin on each individual Licensed Product shall not exceed the gross profit margin JFC currently receives under the Existing JFC-Unisource Agreements.

               b. As provided in the First Horizon-Unisource Agreement, Unisource may not sell any DCT, DMT, or Pseudoephedrine Tannate or any product containing DCT, DMT, or Pseudoephedrine Tannate to any entity other than FHRX, its successors or assigns.

               c. Unisource shall be required to sell Finished Dosage Products to FHRX at gross profit margins that are less than or equal to those realized by Unisource pursuant to the Existing FHRX-Unisource Agreements.

               d. In the event of a termination of the New FHRX-Unisource Agreement because either (i) Unisource breaches its contractual obligations to supply Finished Dosage Products to FHRX, and such breach has not been caused by wrongful conduct of JFC, or (ii) Unisource and FHRX mutually terminate their supply agreements, then JFC shall terminate its supply of the Licensed Products as active pharmaceutical ingredients for Finished Dosage Products to Unisource, and shall exclusively supply them directly to FHRX under the same terms and conditions of the New JFC-Unisource Agreement.

               e. Unisource shall use best efforts to enable commercialization of a Finished Dosage Product by August 2002; and

               f. To the extent that the New JFC-Unisource Agreement is inconsistent with existing agreements between JFC and Unisource, the terms of the New JFC-Unisource Agreement shall control.

     5.02 JFC agrees to indemnify, defend and hold FHRX harmless against all liabilities, claims, damages, costs and expenses, including, but not limited to, attorney fees and litigation costs (hereinafter collectively referred to as "Claims Against FHRX") to the extent resulting from JFC's breach of any of the representations and warranties set forth in Paragraph 5.01 hereof. JFC agrees to assume all expenses with respect to the defense, settlement, adjustment or compromise of the Claims Against FHRX. JFC shall have sole control over the defense, settlement, adjustment or compromise over the Claims Against FHRX, provided, however, that: (i) JFC shall obtain the prior approval of FHRX before entering into any settlement, adjustment or compromise of the Claims Against FHRX, and FHRX agrees not to unreasonably withhold, delay or condition such approval; and (ii) FHRX may, if it so chooses, employ counsel at its own expense to assist in the disposition of the Claims Against FHRX or, (iii) FHRX may at its own expense and with JFC's prior approval, undertake sole control of the defense, settlement, adjustment or compromise of the Claims Against FHRX, and JFC agrees not to unreasonably withhold, delay or condition such approval. It is provided, however, that JFC shall not have any obligation to indemnify, defend or hold FHRX harmless to the extent that any such Claim Against FHRX can be shown to have been caused by the willful misconduct, gross negligence and/or material breach of FHRX's representations and warranties or other obligations of FHRX under this Agreement.

     5.03 In the event of a Claim  Against  FHRX  arising  pursuant to Paragraph
5.02 hereof, prompt written notice of such Claim shall be given by FHRX to JFC. However, FHRX's failure to provide prompt written notice of any such Claim shall not serve to diminish JFC's obligation to indemnify, defend or hold FHRX harmless except to the extent that JFC is prejudiced thereby.

     5.04 FHRX  represents  and warrants  that, as of the Effective Date of this
Agreement:

          (a) it has the necessary corporate authority to enter into this Agreement;

          (b) it shall manufacture (or have manufactured) Finished Dosage Products in accordance with the FDA "Good Manufacturing Practice Regulations";

          (c) it will exert its best efforts to become the recognized source for third parties to obtain Finished Dosage Products and
               (together with its supplier of Finished Dosage Products, if necessary) it will (i) be solely responsible for providing all necessary warranties to its customers of Finished Dosage Products and (ii) it will be solely responsible for resolving all third party complaints regarding problems associated with Finished Dosage Products;

          (d) it (and/or its supplier of Finished Dosage Products) will obtain all necessary Regulatory Approvals relating to the manufacture, use, distribution, marketing, promotion, advertising and sale of Finished Dosage Products and it will comply with all applicable laws and Regulatory Requirements in any jurisdiction to or from which the Finished Dosage Products are shipped or in which the Finished Dosage Products are manufactured, used, distributed, marketed, promoted, advertised or sold; and

          (e)  it  will  solely  be  responsible  for  the   manufacture,   use,
               distribution, marketing, promotion, advertising and sale of Finished Dosage Products.

     5.05 FHRX agrees to indemnify, defend and hold JFC harmless against all liabilities, claims, damages, costs and expenses, including, but not limited to, attorney fees and litigation costs (hereinafter collectively referred to as "Claims Against JFC") to the extent resulting from (i) FHRX's breach of any of the representations and warranties set forth in Paragraph 5.04 hereof, (ii) Claims Against JFC raised by any person or entity (including employees, servants or agents of FHRX), including, without limitation, product liability claims, claims relating to the manufacture, use, distribution, marketing, promotion, advertising and sale of Finished Dosage Products, claims relating to the efficacy of any Finished Dosage Product, claims relating to the shelf life of any Finished Dosage Product and claims pertaining to any adverse reactions associated with the use of any Finished Dosage Product. FHRX agrees to assume all expenses with respect to the defense, settlement, adjustment or compromise of the Claims Against JFC. FHRX shall have sole control over the defense, settlement, adjustment or compromise over the Claims Against JFC, provided, however, that: (i) FHRX shall obtain the prior approval of JFC before entering into any settlement, adjustment or compromise of the Claims Against JFC, and JFC agrees not to unreasonably withhold, delay or condition such approval; and (ii) JFC may, if it so chooses, employ counsel at its own expense to assist in the disposition of the Claims Against JFC or, (iii) JFC may at its own expense and with FHRX's prior approval, undertake sole control of the defense, settlement, adjustment or compromise of the Claims Against JFC, and FHRX agrees not to unreasonably withhold, delay or condition such approval. It is provided, however, that FHRX shall not have any obligation to indemnify, defend or hold JFC harmless to the extent that any such Claim Against JFC can be shown to have been caused by the willful misconduct, gross negligence and/or material breach of JFC's representations and warranties or other obligations of JFC under this Agreement.

     5.06 In the event of a Claim Against JFC arising pursuant to Paragraph 5.05 hereof, prompt written notice of such Claim shall be given by JFC to FHRX. However, JFC's failure to provide prompt written notice of any such Claim shall not serve to diminish FHRX's obligation to indemnify, defend or hold JFC harmless except to the extent that FHRX is prejudiced thereby.

     5.07 EXCEPT AS SPECIFICALLY SET FORTH HEREIN, JFC MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, ARISING BY LAW OR
OTHERWISE, REGARDING OR RELATING TO THE LICENSED PRODUCTS OR THE FINISHED DOSAGE PRODUCTS, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS. WITHOUT LIMITING THE FOREGOING, JFC SPECIFICALLY DISCLAIMS ANY

REPRESENTATION, WARRANTY OR IMPLICATION THAT THE LICENSED PRODUCTS OR THE FINISHED DOSAGE PRODUCTS (i) WILL CURE OR ALLEVIATE ANY DISEASE OR MEDICAL CONDITION, (ii) ARE SUITABLE FOR ANY USE WHETHER BY INGESTION, TOPICALLY OR OTHERWISE OR (iii) ARE SUITABLE FOR FOOD USE.

     5.08 EXCEPT AS PROVIDED HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO ANY PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING TORT AND PRODUCT LIABILITY CLAIMS) ARISING OUT OF OR RELATING TO THIS AGREEMENT OF THE MANUFACTURE OF LICENSED PRODUCTS OR FINISHED DOSAGE PRODUCTS WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT SHALL AGGREGATE LIABILITY FOR DIRECT DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE AMOUNT PAID BY FHRX TO JFC UNDER THIS AGREEMENT.

                       ARTICLE VI - UNLICENSED COMPETITION

     6.01 If, during the Term of this Agreement, FHRX shall establish to the reasonable satisfaction of JFC that an unlicensed third party (other than an entity referred to Paragraph 2.02 hereof) is infringing an enforceable patent within JFC's Patent Rights or has misappropriated any trade secret contained in JFC's Technical Information by manufacturing, using or selling Licensed Products or Finished Dosage Products in the Territory to the substantial detriment of FHRX ("Infringement"), FHRX shall have the right to institute legal action against such unlicensed third party and JFC shall cooperate with FHRX and make such further grants and execute such other documents in respect to JFC's Patent Rights or JFC's Technical Information which will enable FHRX to initiate the legal action.

     6.02 If, pursuant to Paragraph 6.01, FHRX institutes such legal action against such unlicensed third party, FHRX shall have the right, in addition to the right to sue for and collect damages incurred or suffered by FHRX, to sue for and collect, on behalf of JFC but for the account of FHRX without payment of any royalties under this Agreement, any and all damages incurred or suffered by JFC as a result of any Infringement ("JFC Damages"). JFC hereby grants to FHRX an irrevocable power of attorney for the duration of this Agreement, coupled with an interest, for the purpose of appearing on behalf of JFC to institute suit for and collect JFC Damages, and hereby irrevocably assigns any JFC Damages awarded to FHRX. FHRX shall provide JFC with notice of the proposed filing of any action, and shall keep JFC reasonably informed of the status of such action. JFC shall cooperate with FHRX as reasonably required in any such proceeding, but FHRX shall bear all costs, including, but not limited to, attorney fees, expert witness fees, litigation costs and the like. FHRX shall have sole control over such legal action, and shall be entitled to recover and retain all compensatory and punitive damages awarded in such legal action, without payment of royalties hereunder. It is provided, however, that FHRX shall obtain the prior approval of JFC before entering into any settlement, adjustment or compromise of the legal action and JFC agrees not to unreasonably withhold, delay or condition such approval. JFC may, if it so chooses, employ counsel at its own expense to assist in the disposition of the legal action.

            ARTICLE VII - RECALLS, COMPLAINTS AND REGULATORY NOTICES

     7.01 In the event that any Finished Dosage Product must be recalled due to failure to meet any requirements of law or otherwise, FHRX shall have the sole responsibility immediately to effect the recall. FHRX shall pay for all costs and expenses associated therewith, but JFC shall reimburse FHRX to the extent such recall is required due to failure of JFC to manufacture a Licensed Product in accordance with cGMP.

     7.02 In the event that either party receives any complaint, claim or an adverse event report relating to any Finished Dosage Product, including, but not limited to, product quality, complaints and notices from any regulatory authority regarding any alleged regulatory noncompliance of such Finished Dosage

Product or the marketing thereof, the other party shall, within ten (10) days following the receipt of any such complaint report or notice, or such shorter period of time as may be required by applicable rules, laws or regulations, provide the other party with all information contained in such complaint, report or notice and any additional information relating thereto as may be requested by the other party.

     7.03 Each party shall, but in no event later than five (5) days following the receipt thereof, notify the other party and provide the other party with a copy or transcription, if available, of any communication received from a regulatory agency in respect to any matter relating to the manufacture, use, distribution, marketing, promotion, advertising and sale of Finished Dosage Products.

     7.04 Each party shall, upon reasonable notice and during regular business hours, make available to the other party at the other party's expense for audit by the other party's representatives records pertaining to any adverse event report received by a party in order to verify compliance by the party receiving such report of the applicable provisions in such report.

     7.05 FHRX shall retain sole responsibility to investigate any complaint, claim or adverse event report relating to any Finished Dosage Product and to fulfill the appropriate regulatory and reporting requirements relating thereto throughout the life of this Agreement. FHRX shall promptly provide JFC with copies of any follow-up report and statements of required corrective actions in respect to such complaint, claim or adverse event report.

                       ARTICLE VIII -TERM AND TERMINATION

     8.01 Unless sooner terminated as herein provided, this Agreement shall continue in effect until the latter of the tenth (10th) anniversary of the Effective Date or the expiration of the JFC Patent Rights.

     8.02 If FHRX shall be in default of any obligation hereunder, JFC may give written notice of termination to FHRX by calling attention to such default and specifying a termination date not less than sixty (60) days after the date of such notice. Unless FHRX has remedied such default prior to the termination date specified in such notice, this Agreement shall automatically terminate and be of no further force and effect as of said designated date.

     8.03 Notwithstanding Paragraph 3.07, any failure by FHRX to make a required payment to JFC on or before its due date shall be regarded as a default by FHRX.

     8.04 In the event that FHRX undergoes any act of bankruptcy, including, but not limited to, an adjudication or declaration of bankruptcy, appointment of a receiver and/or trustee in bankruptcy, assignment for the benefit of creditors of levy or execution thereof, this Agreement shall automatically be terminated and be of no further force and effect as of the date that FHRX undergoes such act of bankruptcy.

     8.05 Any waiver by JFC of a breach of this Agreement by FHRX shall not operate during the term hereof as a waiver of FHRX's later or continuing breach.

     8.06 Any termination of this Agreement shall not:

          (a) release FHRX from any claim of JFC accrued hereunder prior to the effective date of such termination; or

          (b) release FHRX or JFC from its obligations of confidentiality pursuant to the provisions of Article IX hereof.

                    ARTICLE IX - CONFIDENTIALITY AND NON-USE

     9.01 Except as expressly provided in this Agreement, FHRX and JFC each agree to maintain Confidential Information in confidence and to prevent the disclosure to others without the prior written consent of the party from whom Confidential Information was received. FHRX and JFC each further agree to use such Confidential Information only in furtherance of the purposes of this

Agreement, i.e., the commercialization of Licensed Products and Finished Dosage Products.

     9.02 In the event that a party has been ordered by a court of competent jurisdiction or is required by any applicable rule, regulation or law of any jurisdiction or is required by judicial or administrative process to disclose Confidential Information received from the other party, it shall promptly notify the other party and allow the other party a reasonable period of time to oppose such order, requirement or process.

     9.03 FHRX and JFC each agree to protect each other's Confidential Information by using the same degree of care, but not less than a reasonable degree of care, to prevent the unauthorized disclosure or use of such Confidential Information that such party uses to protect its own information that it regards as confidential in nature.

     9.04 Any provision of this Agreement to the contrary notwithstanding, FHRX and JFC shall each be entitled to disclose each other's Confidential Information to the extent reasonably necessary to effect the purposes of this Agreement to their respective consultants and outside contractors provided that such consultants and contractors shall have first agreed to be bound by confidentiality and non-use provisions to the same extent as are imposed upon FHRX and JFC hereunder.

     9.05 The confidentiality and non-use obligations imposed upon the parties hereto pursuant to the provisions of Paragraph 9.01 hereof shall expire on the latter of the tenth (10th) anniversary of the Effective Date of this Agreement or the expiration of the JFC Patent Rights.

                              ARTICLE X - INSURANCE

     10.01 Each party shall procure and maintain at its expense commercial general liability insurance in a principal amount of not less than the coverage generally maintained by companies of a similar size in its industry, and in no event less than $5,000,000.00. The policies required to be procured and maintained by a party under this Paragraph 10.01 shall be issued by a company rated not less than VIII and shall name the other party as an additional insured.

                      ARTICLE XI - ADDRESSES OF THE PARTIES

     11.01 The addresses of the parties hereto are as follows, but either party may change its address for the purpose of this Agreement by notice in writing to the other party:

                    JFC:       JFC Technologies
                               Attn: James G. Schleck,  President
                               100 West Main
                               Street P.O. Box 669
                               Bound Brook, NJ 08805

                    FHRX:      First Horizon Pharmaceutical Corporation
                               Attn:  Ralph Jordan
                               6195 Shiloh Road
                               Alpharetta, GA 30005

     In the event that notices, statements and payments received under this Agreement are sent by registered or certified first-class, airmail or express mail to the party entitled thereto at its above address, they shall be deemed to have been given five days after of the date so mailed. Notices, statements and payments sent by one party to the other party by overnight courier shall be deemed to have been given when received by the addressee, except that payments made by FHRX to JFC by wire transfer shall be deemed to have been made as of the date of such wire transfer.

                    ARTICLE XII - ASSIGNMENT - PARTIES BOUND

     12.01 This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors to substantially the entire assets and business of the respective parties hereto. This Agreement shall not be assignable in whole or in part by either party without the prior written consent (which shall not be unreasonably withheld) of the other party at least thirty
(30) days in advance of the proposed date of assignment. Any and all assignments of this Agreement or of any interests therein not made in accordance with the provisions of this Paragraph 12.01 shall be void.

                          ARTICLE XIII - GOVERNING LAW

     13.01 The validity and interpretation of this Agreement and the legal relations of the parties to it shall be governed by the laws of the State of New Jersey (regardless of its or any other jurisdiction's choice of law rules).

     13.02 None of the provisions in this Agreement shall be construed so as to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement and any material statute, law or ordinance, the latter shall prevail; but in such event, the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within the legal requirements.

                           ARTICLE XIV - FORCE MAJEURE

     14.01 Neither party shall be responsible to the other for failure to perform any of the obligations (other than the obligation to pay money) imposed by this Agreement, provided such failure shall be occasioned by, without limitation, acts of God, fire, flood, explosion, lightning, windstorm, earthquake, subsidence of soil, failure or destruction, in whole or in part, or machinery or equipment, failure of supply of materials, discontinuity in the supply of power, governmental interference, civil commotion, riot, war, strikes, labor disturbances, transportation difficulties, labor shortage or any cause beyond the reasonable control of the party in question. However, the affected party shall promptly notify the other party of the occurrence of such event and, if known, the expected duration.

                         ARTICLE XV - DISPUTE RESOLUTION

     15.01 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration according to the rules, then obtaining, of the American Arbitration Association. The American Arbitration Association is hereby authorized to make arrangements for any such arbitration to be held under such rules in Atlanta, Georgia, unless the parties agree upon some other location for the arbitration. This agreement to arbitrate shall be enforceable and judgment upon any award rendered by the arbitrator(s) may be entered in any courts of any state having competent jurisdiction.

                           ARTICLE XVI - MISCELLANEOUS

     16.01 Words of the masculine gender shall include feminine and neuter genders and, when the sentence so indicates, words of neuter shall refer to any gender. Words in the singular and include the plural and vice-versa. This Agreement shall be construed according to its fair meaning and as if prepared by both parties.

     16.02 The headings of the Articles in this Agreement have been inserted for convenience only and do not constitute part of this Agreement.

     16.03 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of such counterparts shall constitute one and the same instrument.

     16.04 The relationship of the parties under this Agreement is that of a licensor (JFC) and licensee (FHRX). Nothing contained in this Agreement is intended or is to be construed so as to constitute the parties as partners, joint venturers or agents of each other. Neither party has any express or implied right or authority under this Agreement to assume or create any obligations or make any representations or warranties on behalf of or in the name of the other party.

     16.05 Any specific right or remedy provided in this Agreement shall not be exclusive but shall be cumulative upon all other rights and remedies set forth herein and allowed under applicable laws.

     16.06 The parties hereto shall consult with each other before making any public announcements (including, without limitation, press releases, marketing materials or public securities filings) regarding a party or this Agreement.

                         ARTICLE XVII - ENTIRE AGREEMENT

     17.01 This Agreement supersedes and cancels any and all previous understandings, agreements and commitments between the parties, including, without limitation, the Memorandum of Understanding dated May 7, 2002 between the parties hereto. This document constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and any modification of this Agreement shall be in writing and shall be signed by a duly authorized representative of each party. There are no understandings, representations, warranties or guarantees, except as expressly set forth herein and no licenses or rights are granted hereunder except as expressly set forth herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


JAMES FINE CHEMICALS, INC.                   FIRST HORIZON PHARMACEUTICAL
D/B/A JFC TECHNOLOGIES                       CORPORATION


By:/s/ James g. Schleck                      By:/s/ Balaji Venkataraman
   ---------------------------------            --------------------------------
Name:   James G. Schleck                     Name:    Balaji Venkataraman
     -------------------------------              ------------------------------
Title:  President                            Title:
     -------------------------------              ------------------------------

                                          [***] CONFIDENTIAL TREATMENT REQUESTED


                            SCHEDULE C

Dex-Chlorpheniramine Tannate                        $[***] per Kg
Dextromethorphan Tannate                            $[***] per Kg

QUALITY AGREEMENT

CONTENTS

ARTICLE 1
INTRODUCTION AND SCOPE

ARTICLE 2
MANUFACTURING

ARTICLE 3
QUALITY CONTROL

ARTICLE 4
RELEASE PROCEDURE OF PRODUCTS

ARTICLE 5
PRODUCT RECALL

ARTICLE 6
COMPLAINTS

ARTICLE 7
STABILITY STUDIES

ARTICLE 8
ANNUAL PRODUCT REVIEW

ARTICLE 9
QUALITY MANAGEMENT

ANNEX 1  Definition of Pharmaceutical Responsibilities

This Agreement is made between:

     (1)  FIRST  HORIZON   PHARMACEUTICAL   CORPORATION  of  6195  Shiloh  Road,
          Alpharetta, Georgia 30005 ("FIRST HORIZON"); and

     (2)  Elge, Inc. of P.O. Box 944, Richmond, TX 77406 ("MANUFACTURER").

Whereas:

          MANUFACTURER has developed and manufactures a line of proprietary products for Unisource, Inc. ("Unisource") for sale to FIRST HORIZON, currently consisting of two related pharmaceutical products, one containing Dexchlorpheniramine Tannate and Pseudoephedrine Tannate, and the other containing Dexchlorpheniramine Tannate, Pseudoephedrine Tannate, and Dextromethorphan Tannate. MANUFACTURER also manufactures directly for FIRST HORIZON other non-proprietary products which are included in this agreement. All are collectively the "PRODUCTS" for distribution in the USA (including its territories and possessions and Puerto Rico).

          MANUFACTURER and FIRST HORIZON are entering this Agreement dated June 28, 2002.

The  parties hereto agree as follows:

ARTICLE I

INTRODUCTION AND SCOPE

     1.1 The purpose of this Agreement is to define and establish the obligations and responsibilities of FIRST HORIZON and MANUFACTURER relating to the manufacture of PRODUCTS by MANUFACTURER and the supply of PRODUCTS to FIRST HORIZON in accordance with the United States Food, Drug, and Cosmetic Act and Annex 1 of this agreement.

     1.2 This Agreement and appendices will be accessible to appropriate Regulatory Agencies as required.

ARTICLE 2

MANUFACTURING

     2.1 MANUFACTURER will ensure that the manufacture and analysis of PRODUCTS is in compliance with current Good Manufacturing Practices ("USA cGMP").

     2.2 MANUFACTURER's manufacturing facilities, laboratories, warehouse and any other peripheral services relating to the PRODUCTS shall be subject to inspection by FIRST HORIZON and all applicable regulatory agencies, including, but not limited to, the FDA, upon reasonable notice.

     2.3 In case of MANUFACTURER's intended appointment of a third party for the manufacture, analysis or storage of PRODUCTS for use in the USA, this appointment shall be executed only following consultation with and written, approval of FIRST HORIZON, which approval shall not unreasonably be withheld.

     2.4 Any changes of the specifications for the formulations or labeling for the PRODUCTS shall be subjected to the agreement of MANUFACTURER and FIRST HORIZON but MANUFACTURER or FIRST HORIZON shall not unreasonably withhold their agreement to such change, provided that the appropriate government authorities in the USA accept such a change.

          Immediately upon agreement. of the change MANUFACTURER and FIRST HORIZON shall agree upon a process for such change.

     2.5 MANUFACTURER shall maintain a validation program that meets the Requirements of USA cGMP.

     2.6 Individual Batch, Process Documentation will be a true representation of the approved master batch record and issued for each batch as per MANUFACTURER procedures.

     2.7 MANUFACTURER will upon request of FIRST HORIZON provide copies of inspection reports (483's, EIR's, etc. as well as MANUFACTURER's response) of any regulatory agencies' inspection of MANUFACTURER's manufacturing facilities for the PRODUCTS.

ARTICLE 3

QUALITY CONTROL

     3.1 MANUFACTURER will be responsible for the quality control of the PRODUCTS and its components including testing, documentation review, retention of samples and documentation, as per current Good Manufacturing Practices (reference 21 CFR Part 211). MANUFACTURER will develop SPECIFICATIONS which support the expiry period of PRODUCTS. MANUFACTURER will ensure that all batches shipped to FIRST HORIZON will meet the SPECIFICATIONS.

     3.2 MANUFACTURER will supply a certificate of analysis ("C of A") for each batch of PRODUCTS including date of manufacture.

     3.3  MANUFACTURER  will   evaluate/investigate  all  out  of  specification
          results in accordance with its current internal procedures.

     3.4 MANUFACTURER will allow FIRST HORIZON to audit MANUFACTURER's facilities and non-proprietary procedures provided that a mutually convenient time (includes date, time, and length of audit) is agreed upon.

     3.5 MANUFACTURER will supply pertinent non-confidential information to FIRST HORIZON upon request, including, but not limited to, stability data.

ARTICLE 4

RELEASE PROCEDURE OF PRODUCTS

     4.1 MANUFACTURER will ensure that all test procedures are completed and data reviewed against the SPECIFICATIONS.

     4.2 MANUFACTURER will ensure that production records are reviewed for completeness and compliance.

     4.3 MANUFACTURER shall provide FIRST HORIZON with safety information through Materials Safety Data Sheets ("MSDS") on the safe handling and transportation of the PRODUCTS and any updates as new information becomes available.

     4.4 FIRST HORIZON shall notify MANUFACTURER without undue delay of any, batches rejected and will state the reasons for the rejection. In the event of a rejection, FIRST HORIZON will file a complaint with the MANUFACTURER.

ARTICLE 5

PRODUCT RECALL

     5.1 FIRST HORIZON will inform MANUFACTURER immediately of a potential recall of any batch of PRODUCTS.

     5.2 MANUFACTURER will inform FIRST HORIZON immediately of a potential recall of any batch of PRODUCTS.

ARTICLE 6

COMPLAINTS

     6.1 MANUFACTURER will be responsible for the collection and investigation of complaints received by FIRST HORIZON which are related to the quality of the PRODUCTS.

          All customer complaints will be acknowledged by MANUFACTURER without undue delay.

          The investigation will be completed by MANUFACTURER  within forty-five
          (45) days unless otherwise agreed, based on the severity of the problem and an investigation report will be issued to FIRST HORIZON.

     6.2 FIRST HORIZON will inform MANUFACTURER of any such complaints. MANUFACTURER and FIRST HORIZON will give all possible support to resolve any problems in connection with such complaints.

     6.3 FIRST HORIZON will collect and investigate all complaints relating to PRODUCTS and will communicate the data and disposition of complaint to MANUFACTURER within forty-five (45) days unless otherwise agreed.

ARTICLE 7

`STABILITY STUDIES

     7.1 MANUFACTURER is responsible for stability studies and all stability is in compliance with USA. cGMP.

ARTICLE 8

ANNUAL PRODUCT REVIEW



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     8.1  MANUFACTURER will conduct an Annual Product Review of the PRODUCTS. In the event MANUFACTURER discerns a trend detrimental to any PRODUCT, it shall promptly notify FIRST HORIZON.

ARTICLE 9

QUALITY MANAGEMENT

     9.1 The Senior QA Executive of FIRST HORIZON is the contact for FIRST HORIZON for all matters arising under this Agreement.

          Address:    First  Horizon  Pharmaceutical  Corporation
                      6195 Shiloh Road
                      Alpharetta,  Georgia  30005
                      Attention:  Alan Roberts
          Telephone:  (678) 341-1401
          Facsimile:  (770) 442-9594

          If the Senior QA Executive is not available, all matters arising under this Agreement should be directed to the following address:

                      First Horizon Pharmaceutical Corporation
                      6195 Shiloh Road
                      Alpharetta, Georgia 30005
                      Attention: Jennifer Schwartz
          Telephone:  (678) 341-1446
          Facsimile:  (770) 442-9594

     9.2 The Senior Regulatory Affairs Executive of Elge, Inc. is the contact for MANUFACTURER for all matters arising under this Agreement:

          Address:    P.O. Box 944
                      Richmond, TX 77406
                      Attention: Joe Janecka
          Telephone:  (281) 232-0463
          Facsimile:  (281) 232-0476


MANUFACTURER                             FIRST HORIZON PHARMACEUTICAL
                                         CORPORATION

                                         /s/ Balaji Venkataraman
----------------------------             ------------------------------------






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